Exhibit 23.2

CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 13, 2004 relating to the financial statements and financial statement schedule of KMG Chemicals, Inc. (the “Company”) for the year ended July 31, 2004 appearing in the Annual Report on Form 10-K for the Company for the year ended July 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Houston, Texas

July 2, 2007